Registration No. 333-

As filed with the Securities and Exchange Commission on December 19, 2013

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-33137

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-70527

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-81822

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-102928

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-112351

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-120635

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-122421

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-185005

Under

The Securities Act of 1933

GLOBECOMM SYSTEMS INC.

(Exact name of registrant as specified in its charter)

Delaware	11-3225567
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

45 Oser Avenue, Hauppauge, New York 11788

(Address of principal executive offices) (Zip Code)

GLOBECOMM SYSTEMS INC.

AMENDED AND RESTATED 1997 STOCK INCENTIVE PLAN

AMENDED AND RESTATED 2006 STOCK INCENTIVE PLAN

(Full titles of the Plans)

David E. Hershberg

Chairman and Chief Executive Officer

Globecomm Systems Inc.

45 Oser Avenue, Hauppauge, New York 11788

(631) 231-9800

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Richard H. Gilden, Esq.

Kramer Levin Naftalis & Frankel LLP

1177 Avenue of the Americas

New York, New York 10036

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF UNSOLD SECURITIES

These Post-Effective Amendments (these “Amendments”) relate to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) of Globecomm Systems Inc. (the “Company”):

1.	Registration Statement No. 333-33137;

2.	Registration Statement No. 333-70527;

3.	Registration Statement No. 333-81822;

4.	Registration Statement No. 333-102928;

5.	Registration Statement No. 333-112351;

6.	Registration Statement No. 333-120635;

7.	Registration Statement No. 333-122421; and

8.	Registration Statement No. 333-185005.

On August 25, 2013, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Wasserstein Cosmos Co-Invest, L.P., a Delaware limited partnership (“Parent”), and Cosmos Acquisition Corp., an indirect wholly owned subsidiary of Parent (“Merger Sub”), and, at a special meeting of the Company’s stockholders held in Hauppauge, New York on November 22, 2013, the Company’s stockholders adopted the Merger Agreement by the required vote. On December 11, 2013, in accordance with the Merger Agreement and the Delaware General Corporation Law, Merger Sub merged with and into the Company (the “Merger”), with the Company continuing as the surviving corporation of the Merger and becoming an indirect wholly owned subsidiary of Parent.

As a result of the Merger, any offering pursuant to the Registration Statements has been terminated. In accordance with undertakings made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statements which remain unsold at the termination of the offering, the Company hereby removes from registration all securities registered but unsold under the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Hauppauge, state of New York, on this 19th day of December, 2013.

GLOBECOMM SYSTEMS INC.

By:	/s/ David E. Hershberg
Name:	David E. Hershberg
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, these Post-Effective Amendments to the Registration Statements have been signed below by the following person on December 19, 2013 in the capacities indicated.

Signature	Title

/s/ David E. Hershberg David E. Hershberg	Chief Executive Officer (Principal Executive Officer)

/s/ Andrew C. Melfi Andrew C. Melfi	Senior Vice President, Chief Financial Officer, and Treasurer (Principal Financial and Accounting Officer)

/s/ Keith A. Hall Keith A. Hall	President and Chief Operating Officer

/s/ Anup Bagaria Anup Bagaria	Director

/s/ Thomas Huang Thomas Huang	Director